ADVANCED SERIES TRUST

AST American Funds Growth Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 30th day of March, 2018 between PGIM Investments LLC (PGIM Investments) or the Manager), a New York limited liability company and Capital International, Inc., a California corporation (Capital International or the Subadviser) (together, the Parties),

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments acts as Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct (the Portfolio), and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage the Portfolio, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadviser shall provide supervision of the Portfolio, as the Manager shall direct , and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Portfolio, and what portion of the Portfolio’s assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, as provided to it by the Manager (the Trust Documents) and with the instructions and directions of the Manager and of the Board of Trustees of the Trust, co-operate with the Manager's (or its designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the applicable requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. To the extent the Portfolio is invested in the pooled investment vehicles (the Underlying Funds), notwithstanding anything to the contrary in this Agreement, portions of the Portfolio invested in respective Underlying Funds will be managed (including, but not limited to, selecting of brokers and service providers, and providing investment services) solely in accordance with the governing documents, policies and procedures of each such fund.

In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission) as applicable to its role as Subadviser. The Manager shall provide Subadviser timely with copies of any updated Trust Documents.

(iii) The Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by the Portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadviser (collectively, Brokers), to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision of the Portfolio, it is recognized that the Subadviser will seek best execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Manager (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when the Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust’s Board of Trustees or the Manager such periodic and special reports as the Trustees or the Manager may reasonably request and agreed upon by the Subadviser, the Trust’s Board of Trustees and the Manager. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(v) The Subadviser or an affiliate shall provide the Trust's custodian on each business day with information relating to all transactions concerning the Portfolio, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and the Manager understand and agree that if the Manager manages the Trust in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b) [Reserved]

(c) The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-I under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) The Subadviser is exempt from registration with the Commodity Futures Trading Commission (the CFTC) as a commodity trading advisor) and is a member in good standing of the National Futures Association (the NFA). The Subadviser shall maintain such membership in good standing during the term of this Agreement. Further, the Subadviser agrees to notify the Manager promptly upon any change in its status noted above or an investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target.

(e) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the applicable provisions of the 1940 Act, the CEA, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(f) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the Investment Company Act of 1940) by the Trust and the Subadviser to the extent such laws apply to the activities of the Subadviser in relation to the services provided to the Trust. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadviser and its employees as required by the applicable Federal Securities Laws.

(g) The Subadviser shall furnish to the Manager copies of (i) all records prepared in connection with the performance of this Agreement and (ii) copies or summaries, as requested by the Manager, of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(h) The Subadviser or its affiliate shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Portfolio, according to the Subadviser or its affiliate’s standard policies and procedures and subject to such reasonable reporting requirements as may be established by the Manager.

(i) The Subadviser acknowledges that it is responsible for promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Trust's portfolio. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued. The Manager and the Trust acknowledge that the Subadviser, in its limited role a Subadviser, is not the official pricing agent of the Trust, and valuation decisions with respect to the Trust is the responsibility of the Board of Trustees of the Trust and is subject to the policies and procedures of the Trust.

(j) The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Trust's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager, in such form as may be mutually agreed upon by the Subadviser and the Manager, for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Trust and the Manager if the Subadviser becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(k) The Subadviser shall comply with the Trust’s Documents provided to the Subadviser by the Manager. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Trust Documents.

(l) The Subadviser shall keep the Trust’s Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Trust. In this regard, the Subadviser shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board of Trustees of the Trust with reports regarding the Subadviser's management of the Trust's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Manager that there were no material issues that would affect its subadvisory role with the Portfolio in connection with the Code of Ethics applicable to the Subadviser during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 38a-1 under the 1940 Act, concerning the Subadviser's compliance program, to the Manager. Upon written request of the Manager with respect to material violations of the Code of Ethics directly affecting the Trust, the Subadviser shall permit representatives of the Trust or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the Portfolio as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager' receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. (a) The Subadviser acknowledges that, in the course of its engagement by the Manager, the Subadviser may receive or have access to confidential and proprietary information of the Manager or third parties with whom the Manager conducts business. Such information is collectively referred to as “Confidential Information.” Confidential Information includes the Manager’s business and other proprietary information, written or oral (if identified as confidential or proprietary at the time of disclosure, and summarized in writing that is designated as confidential or proprietary and delivered to the Recipient within ten (10) days after disclosure or provided in such a manner that a reasonable person would understand the confidential nature of the information disclosed).

(b)     The Subadviser certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains an effective written information security program (“Information Security Program”) including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Manager, or to any person who may be identified by Confidential Information. The Subadviser shall promptly notify the Manager if the Subadviser is in material breach of this Section. At the Manager’s request, the Subadviser agrees to certify in writing to the Manager, its compliance with the terms of this Section.

(c)     [Reserved]

(d)     The Subadviser shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Subadviser’s business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information. During the course of providing the services, the Subadviser may not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)     The Subadviser shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Subadviser or its affiliates’ employees who require such access in order to provide the services to the Manager.

(f)      The Subadviser shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Subadviser’s compliance with its Information Security Program and the laws applicable to the Subadviser.

(g)     The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks. If any testing detects any material anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Manager’s Confidential Information, the Subadviser shall promptly report those findings to the Manager.

(h)     The Subadviser shall notify the Manager, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information may have occurred or is under investigation (a “Security Incident”). Thereafter, the Subadviser shall: (i) promptly furnish to the Manager full details of the Security Incident; (ii) assist and cooperate with the Manager and the Manager’s designated representatives in the Manager’s investigation of the Subadviser, employees or third parties related to the Security Incident. The Subadviser will provide the Manager with physical access to the facilities and operations affected, facilitate the Manager’s interviews with employees and others involved in the matter, and make available to the Manager all relevant records, logs, files, and data; (iii) cooperate with the Manager in any litigation or other formal action against third parties deemed necessary by the Manager to protect the Manager’s rights; and (iv) take appropriate action to prevent a recurrence of any Security Incident.

(i)      Upon the Manager’s reasonable request at any time during the term of the Agreement, the Subadviser shall promptly provide the Manager with information related to the Subadviser’s information security safeguards and practices.

(j)      For the purpose of auditing the Subadviser’s compliance with this Section, the Subadviser shall provide to the Manager, on reasonable notice: (a) access to the Subadviser’s information processing premises and records; (b) reasonable assistance and cooperation of the Subadviser’s relevant staff; and (c) reasonable facilities at the Subadviser’s premises.

(k)     The Parties agree that the name "Capital International, Inc.", the names of the Subadviser's affiliates within The Capital Group Companies, Inc., and any derivative or logo or trademark or service mark or trade name (including, but not limited to, the American Funds and the American Funds Insurance Series group of mutual funds) are the valuable property of the Subadviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Subadviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Subadviser any advertisement, sales literature, or notice prior to its use that makes reference to the Subadviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Subadviser may review the context in which it is referred to, it being agreed that the Subadviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Advisers Act or other applicable laws and regulations.

The Subadviser shall not use the Manager’s name or the Trust’s name without the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed.

If the any party makes any unauthorized use of another party’s name(s), derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that such party shall suffer irreparable harm for which monetary damages are inadequate and thus, such party shall be entitled to injunctive relief.

5. The Subadviser will not engage any third party to provide services to the portion of the Trust's portfolio as delegated to the Subadviser by the Manager without the express written consent of the Manager. To the extent that the Subadviser receives approval from the Manager to engage a third-party service provider, the Subadviser assumes all responsibility for any action or inaction of the service provider as it related to the Trust's portfolio as delegated to the Subadviser by the Manager. In addition, the Subadviser shall fully indemnify, hold harmless, and defend the Manager and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney’s fees and costs) which arise out of or relate to the provision of services provided by any such service provider. For the avoidance of doubt, Brokers will not be deemed service providers or agents.

6. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Manager delegates to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Manager, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Manager begins the transition process to allocate management responsibility to the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments); (2) to the Trust at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary;

or (3) to the Subadviser at

400 S. Hope Street

Los Angeles, CA 90071

Attention:

Global Client Activity Team

Phone: (888) 421-0013 or (213) 486-1352

Email: cgtc_cashflows@capgroup.com

Facsimile: (213) 486-2363

Instructions provided to the Subadviser regarding the account shall be effective only upon Manager or Trust’s submission of instructions to the Subadviser’s Global Client Activity Team as noted above, and provided that the request contains all information and legal documentation necessary to process the transaction.

8. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. During the term of this Agreement, the Manager also agrees to furnish the Subadviser upon request representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser before making the materials publicly available. The Manager and the Trust agree to use its best efforts to ensure the materials prepared by its employees or agents or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced above in this Section. The Manager further agrees to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials or as soon as reasonably practical. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

10. This Agreement may be amended by mutual written consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

11. This Agreement shall be governed by the laws of the State of New York.

12. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13. (a) The Manager hereby warrants and represents to the Subadviser that (a) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Portfolio, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (b) it is not prohibited by the Advisers Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (c) it will immediately notify the Subadviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Portfolio; and (d) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Manager and is a valid and binding agreement of the Manager enforceable in accordance with its terms;

(b) The Subadviser hereby warrants and represents to the Manager and to the Trust that (a) it is registered as an investment adviser under the Advisers Act; (b) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Portfolio, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (c) it is not prohibited by the Advisers Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (d) it will promptly notify the Manager and the Trust of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Portfolio; and (e) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Subadviser and is a valid and binding agreement of the Subadviser enforceable in accordance with its terms;

(c) The Subadviser hereby warrants and represents that it has provided the Manager and the Trust with copies of the Part 2A and 2B of the Subadviser’s Form ADV, the receipt of which the Manager and the Trust hereby acknowledge.

14.        If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

CAPITAL INTERNATIONAL, INC.

By: /s/ Michael A. Burik

Name: Michael A. Burik

Title: Senior Vice President

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by Capital International, Inc. (Capital International), PGIM Investments LLC will pay Capital International an advisory fee on the net assets managed by Capital International that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee for the Portfolio*
AST American Funds Growth Allocation Portfolio	0.25% of average daily net assets

Fees will be prorated for partial periods.

* To the extent Capital International invests Portfolio assets in pooled investment vehicles it, or an affiliated investment adviser manages or subadvises, Capital International will waive its subadvisory fee for the portion of the Portfolio invested in such vehicles.

Dated as of: March 30, 2018